NEWS RELEASE

April 20, 2017

NCR Announces First Quarter 2017 Results

DULUTH, Ga. - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2017. First quarter highlights include:

•	Revenue of $1.48 billion, up 2% as reported and up 9% excluding FX and the IPS divestiture

•	Software revenue up 8%, software license growth of 29% and cloud growth of 6%; Net ACV of $18 million in the quarter, up 29%

•	GAAP gross margin rate expanded 160 basis points to 27.9%; Non-GAAP gross margin rate expanded 210 basis points constant currency to 29.2%

•	GAAP diluted EPS of $(0.14), down from $0.16 in the prior year due to impact of the deemed dividend from the Q1 Blackstone transaction; Non-GAAP diluted EPS of $0.56, up from $0.38 in the prior year

•	$350 million of share repurchases completed; New $300 million share repurchase authorization approved

•	2017 GAAP diluted EPS adjusted due to impact of the Q1 Blackstone transaction; 2017 Revenue and Non-GAAP diluted EPS guidance raised; Maintaining our 2017 cash flow guidance

"We are off to a strong start in 2017, with results that exceeded expectations and position us well to accomplish our full year goals," said Chairman and CEO Bill Nuti. "We generated solid revenue growth and gross margin expansion across each of our business segments driven by our leading portfolio of global omni-channel and channel transformation solutions. In Software, we experienced continued strong demand, including for our cloud solutions while also benefiting from improved efficiency and scale. Our Services business expanded its recurring and implementation revenues and we further advanced our business process improvement initiatives. Store transformation momentum drove further growth in self-checkout revenue in our Hardware business and we are gaining scale as we introduce new products across key markets. Looking ahead, we will remain a global leader in omni-channel software, channel transformation and digital enablement and our solutions support customers of all sizes as they effectively transform their businesses and compete in the digital world. Our focus remains centered on strong execution, innovation, and driving customer success."

In this release, we use certain performance metrics as well as certain non-GAAP measures, including presenting certain measures on a constant currency and adjusted constant currency basis. The performance metrics include net annual contract value (or Net ACV) and the non-GAAP measures include free cash flow and others with the words “non-GAAP," "adjusted," or "constant currency" in their titles. The performance metrics are listed and described, and the non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures, under the heading "Performance Metrics and Non-GAAP Financial Measures" later in this release.

First Quarter 2017 Operating Results

Revenue
First quarter revenue of $1.48 billion was up 2% year-over-year. On an adjusted constant currency basis, first quarter revenue was up 9%. Foreign currency fluctuations and the IPS divestiture had an unfavorable impact on the revenue comparison of 1% and 6%, respectively.

The following table shows the revenue by segment for the first quarter:

	First Quarter
$ in millions	2017	2016	% Change	% Change Adjusted Constant Currency
Software License	$85	$66	29%	30%
Software Maintenance	92	93	(1%)	(1%)
Cloud	142	134	6%	6%
Professional Services	133	126	6%	7%
Software Revenue	$452	$419	8%	8%

Services Revenue	$557	$543	3%	4%

ATM	$209	$226	(8%)	(7%)
SCO	101	45	124%	124%
POS	154	132	17%	17%
IPS	5	79	(94%)	(29%)
Hardware Revenue	$469	$482	(3%)	15%

Total Revenue	$1,478	$1,444	2%	9%

Gross Margin
First quarter gross margin of $413 million increased 9% from $380 million. First quarter gross margin (non-GAAP) of $432 million increased 9% from $396 million. The increase in gross margin was due to a favorable mix of software and continued focus on productivity improvements, particularly in our Services segment.

Expenses
First quarter operating expenses of $296 million increased from $279 million. First quarter operating expenses (non-GAAP) of $272 million increased from $257 million. The increase in expenses was a result of increased investment in research and development and higher employee related expenses.

Operating Income
First quarter operating income of $117 million increased 16% from $101 million. First quarter operating income (non-GAAP) of $160 million increased 15% from $139 million. The increase in operating income was a result of higher revenue and gross margin rate expansion.

Other (Expense)
First quarter other (expense) and other (expense) (non-GAAP) of $46 million decreased 18% from $56 million. The decrease was primarily due to a more favorable foreign currency impact and lower interest expense compared to the prior year period.

Income Tax Expense
First quarter income tax expense of $14 million increased from $13 million. First quarter income tax expense (non-GAAP) of $27 million increased from $22 million. The increase in income tax expense was due to higher income before taxes in the quarter. In addition, the effective income tax rates improved due to more favorable discrete benefits in the current quarter.

Net Income from Continuing Operations Attributable to NCR
First quarter net income from continuing operations attributable to NCR of $57 million increased from $32 million. First quarter net income from continuing operations attributable to NCR (non-GAAP) of $87 million increased from $61 million.

Cash Flow
First quarter cash provided by operating activities of $43 million increased from $23 million. Free cash outflow was $12 million in the first quarter of 2017 as compared to $29 million in the first quarter of 2016. Improvements in cash flow were due primarily due to higher operating income.

Share Repurchase Programs

During the first quarter of 2017, NCR repurchased approximately 7.4 million shares of its common stock for $350 million. Additionally, on March 12, 2017, the Company’s board of directors authorized a new $300 million share repurchase program to succeed its 2016 program. The timing and amount of any repurchases under the new program will depend upon market conditions. Repurchases under the new program may be made from time to time in the open market, private transactions, accelerated stock repurchase programs, issuer self-tenders or otherwise, and may be discontinued at any time.

2017 Outlook

We are raising our full year 2017 revenue and non-GAAP diluted earnings per share guidance. Revenue is expected to be $6.63 billion to $6.75 billion, up from previous guidance of $6.60 billion to $6.72 billion, due to improving foreign exchange rates. We expect revenue growth of 1% to 3% as reported and 5% to 7% adjusted constant currency. The 2017 revenue guidance now includes expected foreign currency headwinds of $65 million in revenue versus our prior guidance of $95 million. The 2017 expected growth rates also exclude approximately $143 million of IPS revenue from 2016 due to the IPS divestiture in May 2016.

We are lowering our GAAP diluted earnings per share guidance to $2.20 to $2.32 versus prior guidance of $2.56 to $2.69, due to the impact of the Blackstone transaction in March where NCR repurchased preferred shares at a price in excess of the carrying value which is considered a deemed dividend for GAAP EPS purposes. Our non-GAAP diluted earnings per share is expected to be $3.32 to $3.42, up from previous guidance of $3.27 to $3.37. Our non-GAAP diluted earnings guidance is expected to be up 10% to 14% constant currency. The 2017 non-GAAP diluted earnings per share guidance now includes an expected foreign currency headwind of $0.01 versus our previous guidance of a $0.03 headwind.

Additionally, we continue to expect net cash provided by operating activities to be $805 million to $830 million and free cash flow to be $500 million to $525 million, or approximately 95% to 100% of non-GAAP net income.

Q2 2017 Outlook

For the second quarter of 2017, revenue is expected to be $1.59 billion to $1.62 billion, GAAP diluted earnings per share is expected to be $0.53 to $0.60, and non-GAAP diluted earnings per share is expected to be $0.72 to $0.77. The second quarter 2017 guidance includes expected foreign currency headwinds of $30 million in revenue and $0.01 in diluted earnings per share.

NCR will provide additional information regarding its second quarter and full year 2017 guidance during its first quarter earnings conference call and webcast.

2017 First Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the first quarter 2017 results and guidance for second quarter and full-year 2017. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 913-312-0415 (International Toll) and entering the participant passcode 4228682.

More information on NCR’s Q1 2017 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 550 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 33,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as "expect," "anticipate," "outlook," "intend," "plan" "believe," "will," "should," "would," "could" and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about The forward-looking statements in this release include statements about the effect of NCR’s first quarter results on its ability to accomplish its full year goals; NCR’s future position as a leader in omni-channel software, channel transformation and digital enablement; the effects of NCR’s solutions on customers’ businesses and their ability to compete; NCR’s areas of focus for 2017; and NCR's full-year and second quarter financial guidance and outlook (including the section entitled "2017 Outlook") and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: domestic and global economic and credit conditions including, in particular, those resulting from uncertainty in the Chinese economy, economic sanctions against Russia, the determination by Britain to exit the European Union and further potential changes in Eurozone participation, the potential for changes to global or regional trade agreements or the imposition of protectionist trade policies, and the imposition of import or export tariffs or border adjustments; the impact of our indebtedness and its terms on our financial and operating activities; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; the transformation of our business model and our ability to sell higher-margin software and services; the possibility of disruptions in or problems with our data center hosting facilities; cybersecurity risks and compliance with data privacy and protection requirements; foreign currency fluctuations; our ability to successfully introduce new solutions and compete in the information technology industry; our ability to improve execution in our sales and services organizations; defects or errors in our products; manufacturing disruptions; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of our sales; the availability and success of acquisitions, divestitures and alliances, including the divestiture of our Interactive Printer Solutions business; our pension strategy and underfunded pension obligation; the success of our restructuring plans and cost reduction initiatives; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company's filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Performance Metrics and Non-GAAP Financial Measures

Performance Metrics. The term “net annual contract value” or “net ACV” for any particular period means NCR’s net bookings for cloud revenue during the period, and is calculated as twelve months of expected subscription revenues under new cloud contracts during such period less twelve months of subscription revenues under cloud contracts that expired or were terminated during such period.

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Diluted EPS (non-GAAP), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s diluted earnings per share (non-GAAP), gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income (loss) from operations, other (expense), income tax expense and net income from continuing operations attributable to NCR, respectively.

Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow and Free Cash Flow as a Percentage of Non-GAAP Net Income (or Free Cash Flow Conversion Rate). NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. NCR also describes free cash flow as a percentage of non-GAAP net income (or the cash flow conversion rate). NCR’s management targets an annual free cash flow conversion rate at or above the range described in this release because management believes that a conversion rate at or above that range represents the efficient conversion of non-GAAP net income to free cash flow for its business. Free cash flow and free cash flow conversion do not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency, IPS Divestiture and Adjusted Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR also presents certain financial measures on an adjusted constant currency basis, which excludes both the effects of foreign currency translation, as described above, and the results of NCR’s Interactive Printer Solutions (IPS) business for the comparable prior period after completion of the sale of the business (which results were previously included in NCR’s Hardware segment). NCR completed the sale of all but the Middle East and Africa assets of its Interactive Printer Solutions (IPS) division to Atlas Holdings LLC on May 27, 2016. NCR’s management believes that presentation of financial measures without these results is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below or, in the case of quarterly free cash flow, in the body of this release.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q1 2017	Q1 2016
Gross Margin (GAAP)	$413	$380
Transformation/Restructuring Costs	6	—
Acquisition-related amortization of intangibles	13	16
Operating Gross Margin (Non-GAAP)	$432	$396

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q1 2017	Q1 2016
Operating Expenses (GAAP)	$296	$279
Transformation/Restructuring Costs	(7)	(4)
Acquisition-related amortization of intangibles	(16)	(16)
Acquisition-related costs	(1)	(2)
Operating Expenses (Non-GAAP)	$272	$257

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q1 2017	Q1 2016
Income from Operations (GAAP)	$117	$101
Transformation/Restructuring Costs	13	4
Acquisition-related amortization of intangibles	29	32
Acquisition-related costs	1	2
Operating Income (Non-GAAP)	$160	$139
Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q1 2017	Q1 2016
Income Tax Expense (GAAP)	$14	$13
Transformation/Restructuring Costs	4	(1)
Acquisition-related amortization of intangibles	9	9
Acquisition-related costs	—	1
Income Tax Expense (Non-GAAP)	$27	$22

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q1 2017	Q1 2016
Net Income from Continuing Operations Attributable to NCR (GAAP)	$57	$32
Transformation/Restructuring Costs	9	5
Acquisition-related amortization of intangibles	20	23
Acquisition-related costs	1	1
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$87	$61

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q1 2017 Actual	Q1 2016 Actual	2017 Current Guidance (2)	2017 Prior Guidance (2)	Q2 2017 Guidance (2)
Diluted Earnings Per Share (GAAP) (1)	$(0.14)	$0.16	$2.20 - $2.32	$2.56 - $2.69	$0.53 - $0.60
Transformation/Restructuring Costs	0.06	0.03	0.14 - 0.17	0.15 - 0.18	0.02 - 0.05
Acquisition-related amortization of intangibles	0.13	0.14	0.49	0.48	0.13
Acquisition-related costs	0.01	0.01	0.03	0.03	0.01
Deemed dividends related to Blackstone transaction	0.39	—	0.39	—	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.56	$0.38	$3.32 - $3.42	$3.27 - $3.37	$0.72 - $0.77

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, restructuring activities, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and which may or may not be significant.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q1 2017 Actual	Q1 2016 Actual	2017 Guidance
Net cash provided by operating activities	$43	$23	$805 - $830
Total capital expenditures	(52)	(40)	(285)*
Net cash used in discontinued operations	(3)	(12)	(20)
Free cash flow	$(12)	$(29)	$500 - $525

* Note: The total capital expenditures of $285 million in 2017 includes $70 million related to the new world headquarters in Atlanta, Georgia. This $70 million is offset by $45 million of expected reimbursements by the lessor included in net cash provided by operating activities.

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Adjusted Constant Currency % (non-GAAP)

	Three months ended March 31, 2017
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Divestiture impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software License	29%	(1)%	—%	30%
Software Maintenance	(1)%	—%	—%	(1)%
Cloud	6%	—%	—%	6%
Professional Services	6%	(1)%	—%	7%
Software	8%	—%	—%	8%
Services	3%	(1)%	—%	4%
ATMs	(8)%	(1)%	—%	(7)%
SCO	124%	—%	—%	124%
POS	17%	—%	—%	17%
IPS	(94)%	—%	(65)%	(29)%
Hardware	(3)%	1%	(17)%	15%
Total Revenue	2%	(1)%	(6)%	9%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended March 31
	Three Months
	2017	2016
Revenue
Products	$554	$548
Services	924	896
Total Revenue	1,478	1,444
Cost of products	424	442
Cost of services	641	622
Total gross margin	413	380
% of Revenue	27.9%	26.3%
Selling, general and administrative expenses	229	224
Research and development expenses	67	53
Restructuring-related charges	—	2
Income from operations	117	101
% of Revenue	7.9%	7.0%
Interest expense	(39)	(46)
Other (expense), net	(7)	(10)
Total other (expense), net	(46)	(56)
Income before income taxes and discontinued operations	71	45
% of Revenue	4.8%	3.1%
Income tax expense	14	13
Income from continuing operations	57	32
Loss from discontinued operations, net of tax	—	—
Net income	57	32
Net income attributable to noncontrolling interests	—	—
Net income attributable to NCR	$57	$32
Amounts attributable to NCR common stockholders:
Income from continuing operations	$57	$32
Dividends on convertible preferred stock	(12)	(11)
Deemed dividend on modification of convertible preferred stock	(4)	—
Deemed dividend on convertible preferred shares related to redemption	(58)	—
Net (loss) income from continuing operations attributable to NCR common stockholders	(17)	21
Loss from discontinued operations, net of tax	—	—
Net (loss) income attributable to NCR common stockholders	$(17)	$21
Net (loss) income per share attributable to NCR common stockholders:
Net (loss) income per common share from continuing operations
Basic	$(0.14)	$0.16
Diluted	$(0.14)	$0.16
Net (loss) income per common share
Basic	$(0.14)	$0.16
Diluted	$(0.14)	$0.16
Weighted average common shares outstanding
Basic	122.8	130.4
Diluted	122.8	132.7

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended March 31
	Three Months
	2017	2016	% Change	% Change Adjusted Constant Currency
Revenue by segment
Software	$452	$419	8%	8%
Software Gross Margin Rate	51.3%	50.4%
Services	557	543	3%	4%
Services Gross Margin Rate	21.9%	20.4%
Hardware	469	482	(3)%	15%
Hardware Gross Margin Rate	16.6%	15.4%
Total Revenue	$1,478	$1,444	2%	9%
Gross Margin Rate	29.2%	27.4%
Operating income by segment
Software	$125	$115
% of Revenue	27.7%	27.4%
Services	45	34
% of Revenue	8.1%	6.3%
Hardware	(10)	(10)
% of Revenue	(2.1)%	(2.1)%
Subtotal-segment operating income	$160	$139
% of Revenue	10.8%	9.6%
Other adjustments (1)	43	38
Total income from operations	$117	$101

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended March 31
	Three Months
In millions	2017	2016
Transformation/Restructuring costs	$13	$4
Acquisition-related amortization of intangible assets	29	32
Acquisition-related costs	1	2
Total other adjustments	$43	$38

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$401	$498
Accounts receivable, net	1,298	1,282
Inventories	800	699
Other current assets	281	278
Total current assets	2,780	2,757
Property, plant and equipment, net	288	287
Goodwill	2,732	2,727
Intangibles, net	645	672
Prepaid pension cost	100	94
Deferred income taxes	619	575
Other assets	561	561
Total assets	$7,725	$7,673
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$252	$50
Accounts payable	765	781
Payroll and benefits liabilities	181	234
Deferred service revenue and customer deposits	562	468
Other current liabilities	399	432
Total current liabilities	2,159	1,965
Long-term debt	3,076	3,001
Pension and indemnity plan liabilities	749	739
Postretirement and postemployment benefits liabilities	128	127
Income tax accruals	145	142
Other liabilities	143	138
Total liabilities	6,400	6,112
Redeemable noncontrolling interests	14	15
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.8 shares issued and outstanding as of March 31, 2017 and 0.9 shares issued and outstanding as of December 31, 2016	776	847
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 121.2 and 124.6 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	1	1
Paid-in capital	—	32
Retained earnings	716	867
Accumulated other comprehensive loss	(187)	(205)
Total NCR stockholders' equity	530	695
Noncontrolling interests in subsidiaries	5	4
Total stockholders' equity	535	699
Total liabilities and stockholders' equity	$7,725	$7,673

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended March 31
	Three Months
	2017	2016
Operating activities
Net income	$57	$32
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85	89
Stock-based compensation expense	19	13
Deferred income taxes	(3)	5
Impairment of long-lived and other assets	—	1
Changes in assets and liabilities:
Receivables	(17)	(52)
Inventories	(101)	(83)
Current payables and accrued expenses	(82)	(31)
Deferred service revenue and customer deposits	96	97
Employee benefit plans	3	(14)
Other assets and liabilities	(14)	(34)
Net cash provided by operating activities	43	23
Investing activities
Expenditures for property, plant and equipment	(11)	(9)
Additions to capitalized software	(41)	(31)
Other investing activities, net	(1)	(8)
Net cash used in investing activities	(53)	(48)
Financing activities
Short term borrowings, net	3	(9)
Payments on term credit facilities	(11)	(56)
Payments on revolving credit facilities	(195)	(180)
Borrowings on revolving credit facilities	480	511
Debt issuance costs	—	(8)
Repurchases of Company common stock	(350)	(213)
Proceeds from employee stock plans	3	3
Tax withholding payments on behalf of employees	(22)	(6)
Net cash (used in)/provided by financing activities	(92)	42
Cash flows from discontinued operations
Net cash used in discontinued operations	(3)	(12)
Effect of exchange rate changes on cash and cash equivalents	8	—
(Decrease)/increase in cash and cash equivalents	(97)	5
Cash and cash equivalents at beginning of period	498	328
Cash and cash equivalents at end of period	$401	$333